Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Mike Van Handel
+1.414.906.6305
Mike.VanHandel@manpowergroup.com

Marsha Barancik
+1.414.906.6417
Marsha.Barancik@manpowergroup.com

ManpowerGroup Chairman and CEO Promotes
Two Officers to Presidents
New Executive Management Structure to Accelerate Delivery
of Innovative Workforce Solutions

MILWAUKEE (15 NOVEMBER 2012) – ManpowerGroup (NYSE: MAN), the world leader in innovative workforce solutions, announced today that ManpowerGroup Chairman and CEO Jeff Joerres has promoted two ManpowerGroup officers to serve as Presidents of the company and expanded their leadership roles to cover additional markets. Joerres, CEO and President of the company since 1999 and Chairman since 2001, is transferring his President title to both Jonas Prising and Darryl Green. Both executives will continue reporting directly to Joerres, who will remain Chairman and CEO.
In addition to being responsible for the Americas, Prising now oversees Southern Europe and will work directly with ManpowerGroup country leaders in all of these regions. Green is responsible for the Asia Pacific, Middle East and now Northern Europe regions. Hans Leentjes continues as ManpowerGroup President of Northern Europe, driving the region’s performance and will report to Green.
“Delivering client solutions with speed and efficiency is a top priority in today’s increasingly complex Human Age,” Joerres said. “Expanding the roles of these two officers at a President level will simplify and focus our decision-making and selling processes, ultimately driving stronger performance across ManpowerGroup’s delivery model.
“Both Jonas and Darryl have consistently delivered against ManpowerGroup’s financial goals, possess exceptional knowledge of global and local talent markets, and reinforce the behaviors that define ManpowerGroup’s culture,” Joerres added. “I am confident that by expanding their executive responsibilities ManpowerGroup is better positioned to more quickly provide employers with the right innovative workforce solutions.”

About ManpowerGroup
ManpowerGroup™ (NYSE: MAN), the world leader in innovative workforce solutions, creates and delivers high-impact solutions that enable our clients to achieve their business goals and enhance their competitiveness. With over 60 years of experience, our $22 billion company creates unique time to value through a comprehensive suite of innovative solutions that help clients win in the Human Age. These solutions cover an entire range of talent-driven needs from recruitment and assessment, training and development, and career management, to outsourcing and workforce consulting. ManpowerGroup maintains the world’s largest and industry-leading network of nearly 3,900 offices in 80 countries and territories, generating a dynamic mix of an unmatched global footprint with valuable insight and local expertise to meet the needs of its 400,000 clients per year, across all industry sectors, small and medium-sized enterprises, local, multinational and global companies. By connecting our deep understanding of human potential to the ambitions of clients, ManpowerGroup helps the organizations and individuals we serve achieve more than they imagined – because their success leads to our success. And by creating these powerful connections, we create power that drives organizations forward, accelerates personal success and builds more sustainable communities. We help power the world of work. The ManpowerGroup suite of solutions is offered through ManpowerGroup™ Solutions, Manpower®, Experis™ and Right Management®. Learn more about how the ManpowerGroup can help you win in the Human Age at www.manpowergroup.com.

ManpowerGroup is the most trusted brand in the industry, and was once again the only company in our industry to be named to the Ethisphere Institute's 2012 World's Most Ethical Companies list for our proven commitment to ethical business practices, including an outstanding commitment to ethical leadership, compliance practices and corporate social responsibility.

In January 2011, at the World Economic Forum Annual Meeting in Davos, Switzerland, ManpowerGroup announced the world has entered the Human Age, where talent has replaced capital as the key competitive differentiator. This concept of talentism as the new capitalism continues to resonate and was echoed as a core theme of the 2012 Annual Meeting of the World Economic Forum in Davos. Learn more about this new age at www.manpowergroup.com/humanage

Gain access to ManpowerGroup’s extensive thought leadership papers, annual Talent Shortage surveys and the Manpower Employment Outlook Survey, one of the most trusted indices of employment activity in the world, via the ManpowerGroup World of Work Insight iPad application. This thought leadership app explores the challenges faced by employers navigating the changing world of work and provides in-depth commentary, analysis, insight and advice on strategies for success.

Follow ManpowerGroup Chairman and CEO Jeff Joerres on Twitter: twitter.com/manpowergroupjj. Joerres is one of only 20 Fortune 500 CEOs who leverages a Twitter account to get his message out.

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ManpowerGroup • 100 Manpower Place, Milwaukee, WI  53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com